As filed with the Securities and Exchange Commission on September 8, 2008
Registration No. 333-150851

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
LADENBURG THALMANN FINANCIAL SERVICES INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0701248

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137
(212) 409-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Brett Kaufman, Vice President and Chief Financial Officer
Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Boulevard, 12 th Floor
Miami, Florida 33137
(212) 409-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
David Alan Miller, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 818-8800
(212) 818-8881 — Facsimile
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:     ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:     ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     We are hereby filing this post-effective amendment no. 1 to our registration statement on Form S-3 (File No. 333-150851) in order to include the consent of KPMG LLP, which was omitted from the original registration statement. In addition, the section of the prospectus entitled “Experts” is amended and restated as follows:
EXPERTS
     The consolidated financial statements and the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the reports of Eisner LLP, an independent registered public accounting firm, given upon such firm’s authority as experts in accounting and auditing. The combined statements of financial condition of Investacorp, Inc. and related companies (collectively, “Investacorp Companies”) as of June 30, 2007 and 2006, and the related combined statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

PART TWO
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$19
FINRA Registration and Filing Fee	$550
Legal Fees and Expenses	$5,000
Accounting Fees and Expenses	$7,500
Printing	$1,000
Miscellaneous	$5,000

TOTAL	$19,069

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 607.0831 of the Florida Business Corporation Act (“FBCA”) provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.
     Section 607.0850 of the FBCA empowers a Florida corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability, judgments, settlements, penalties, fines (including excise taxes assessed with respect to any employee benefit plan), and expenses (including counsel’s fees) actually and reasonably incurred in connection with the proceeding and any subsequent appeals, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
     In the case of an action by or in the right of the corporation, Section 607.0850 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, in any of the capacities set forth above against expenses (including counsel’s fees) and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of the proceeding or any subsequent appeals, if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any claim, issue, or matter as to which the person is adjudged to be liable to the corporation, indemnification is not permitted unless, and only to the extent that, the court in which the proceeding was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper.

     Section 607.0850 further provides:
•	that a Florida corporation is required to indemnify a director, officer, employee, or agent against expenses (including counsel’s fees) actually and reasonably incurred by the person in connection with any proceeding or in defending any claim, issue, or matter involved in the proceeding as to which the person has been successful on the merits or otherwise;

•	that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled;

•	that indemnification provided for by Section 607.0850 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the person’s heirs, executors, and administrators; and

•	that a Florida corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against liability under Section 607.0850.
     A Florida corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. The determination is to be made:
•	by the board of directors upon majority vote of a quorum consisting of directors who were not party to the proceeding;

•	if a quorum is not obtainable, or, even if obtainable, by majority vote of a committee consisting solely of two or more directors who are not parties to the proceeding at the time, duly designated by the board of directors (in which interested directors may participate);

•	by independent legal counsel selected by majority vote of the board of directors who were not party to the proceeding or a committee so designated by the board of directors; or

•	by shareholders upon majority vote of a quorum consisting of shareholders who were not parties to the proceeding or, if a quorum is not obtainable, by a majority vote of shareholders who were not parties to the proceeding.
     Article XI of our articles of incorporation, as amended, and Article VII of our amended and restated bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law, as now in effect or later amended. Article VII of our bylaws provides that expenses incurred by a director or officer in defending a civil or criminal action, suit, or proceeding may be paid by us in advance of a final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the advanced amount if he or she is ultimately found not to be entitled to indemnification.
     We may provide liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers. We currently maintain this type of liability insurance.
     Additionally, we have entered into indemnification agreements with all of our directors and officers whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The indemnification agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director or officer for us or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

Item 16.	EXHIBITS

		Incorporated
Exhibit		By Reference from	No. in
Number	Description	Document	Document	Page

5.1	Opinion of Graubard Miller	A	5.1	—

23.1	Consent of Eisner LLP	A	23.1	—

23.2	Consent of Graubard Miller (included in Exhibit 5.1)	A	23.2	—

23.3	Consent of KPMG LLP	—	—	Filed Herewith

24.1	Power of Attorney (included on signature page of Registration Statement)	A	—	—
     A. Registration statement on Form S-3 (File No. 333-150851).

Item 17.	UNDERTAKINGS
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:
               (i) If the registrant is relying on Rule 430B:
                    (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
                    (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
               (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (5) That, for purposes of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the undersigned registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and
               (iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Miami, Florida on September 8, 2008.

LADENBURG THALMANN FINANCIAL SERVICES INC. (Registrant)
By:	/s/ Brett Kaufman
	Name:	Brett Kaufman
	Title:	Vice President and Chief Financial Officer

Note: No other person is required to sign this post-effective amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.